Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUMMER INFANT, INC.

Summer Infant, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                      The name of the corporation (hereinafter called the “Corporation”) is Summer Infant, Inc.

2.                                      The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 9, 2004 (the “Certificate”).

3.                                      The Certificate was amended and restated by the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 6, 2007, and further amended by the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation on June 3, 2010 (as amended, the “Restated Certificate”).

4.                                      The Restated Certificate is hereby amended by deleting Article SIXTH in its entirety and substituting in lieu thereof the following:

SIXTH:  The Board of Directors shall be divided into three classes:  Class A, Class B and Class C.  The number of directors in each class shall be as nearly equal as possible.  The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Notwithstanding and irrespective of the provisions set forth in the first four sentences of this Article Sixth, at each annual election of the Corporation’s directors commencing with and at the 2014 Annual Meeting of Stockholders, the successors to the class of the Corporation’s directors whose term of office expires at such time shall be elected to hold office for a term of one year (and not three years), and commencing with and at the 2016 Annual Meeting of Stockholders, the division of the Board of Directors into three classes as nearly equal in size as possible shall terminate, and thereupon and continuing indefinitely thereafter, at each annual election of directors, all directors of the Corporation shall be constituted of one class and all such directors shall be elected on an annual basis.  Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

5.                                      The amendment of the Restated Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed and acknowledged by the undersigned on this 24th day of June, 2014.

SUMMER INFANT, INC.

By:	/s/	Paul Francese
Name:		Paul Francese
Title:		Chief Financial Officer